As filed with the Securities and Exchange Commission on November 8, 2017

Registration No. 333-211420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway

San Jose, California 95119

(Address, including Zip Code, of Principal Executive Offices)

Western Digital Corporation 2017 Performance Incentive Plan

(Formerly, Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan)

SanDisk Corporation 2013 Incentive Plan

SanDisk Corporation Amended and Restated 2005 Incentive Plan

SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan

Fusion-io Inc. 2011 Equity Incentive Plan

(Full title of the Plan)

Michael C. Ray

Executive Vice President, Chief Legal Officer and Secretary

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

(408) 717-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share, issuable pursuant to the SanDisk Corporation 2013 Incentive Plan and the Western Digital Corporation 2017 Performance Incentive Plan	14,377,415(1)(3)	N/A(2)	N/A(2)	N/A (2)
Common Stock, $0.01 par value per share, issuable pursuant to assumed stock options	2,881,313(1)	N/A(4)	N/A(4)	N/A(4)
Common Stock, $0.01 par value per share, issuable pursuant to assumed restricted stock units	12,480,135(1)	N/A(4)	N/A(4)	N/A(4)

(1)	This Registration Statement covers, in addition to the number of shares of Western Digital Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, that may be available for issuance under the SanDisk Corporation 2013 Incentive Plan (the “2013 Plan”) and the Western Digital Corporation 2017 Performance Incentive Plan (formerly, the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan) (the “2017 Plan”) or that may be delivered in settlement of options and restricted stock units assumed in connection with the acquisition by the Company of SanDisk Corporation (“SanDisk”) pursuant to the Agreement and Plan of Merger by and among the Company, Schrader Acquisition Corporation, and SanDisk (dated October 21, 2015) (the “Assumed Equity Awards”). The Assumed Equity Awards are outstanding under the 2013 Plan, Amended and Restated SanDisk Corporation 2005 Incentive Plan, SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan, and Fusion-io Inc. 2011 Equity Incentive Plan (collectively, the “Assumed Plans,” and with the 2017 Plan, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate number of shares that may be issued pursuant to shares available for issuance under the 2013 Plan, the 2017 Plan or the Assumed Equity Awards under the Assumed Plans as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	The filing fee for the registration of the offer of shares under the 2013 Plan was paid in full upon the filing of the Form S-8 Registration Statement on May 17, 2016 (the “2013 Form S-8”). Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2017 Plan on the 2013 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.
(3)	As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2013 Form S-8 for issuance under the 2013 Plan may be issued under the 2017 Plan once they are no longer issuable pursuant to the 2013 Plan.
(4)	The filing fee for the registration of the offer of shares under the Assumed Plans was paid as to 3,782,924 shares upon the filing of the 2013 Form S-8 and was paid as to 11,578,524 shares upon the filing of the Form S-4 Registration Statement (File No. 333-208517) filed on December 14, 2015, as amended by Amendment No. 1, filed on January 27, 2016 and Amendment No. 2, filed on February 5, 2016.

The Exhibit Index for this Registration Statement is at page 9.

EXPLANATORY NOTE

The Company previously filed the 2013 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 14,377,415 shares of Common Stock pursuant to the 2013 Plan and also to register the Assumed Equity Awards.

On November 2, 2017, the Company’s stockholders approved an amendment and restatement of the 2017 Plan that, among other things, renamed the Plan as the “2017 Performance Incentive Plan” and provided that any shares of the Company’s common stock subject to awards outstanding under the 2013 Plan on November 2, 2017 that expire, are cancelled or otherwise terminate without such shares being issued under the 2013 Plan after such date will be available for award grant purposes under the 2017 Plan. The Company’s authority to grant new awards under the 2013 Plan terminated upon stockholder approval of the 2017 Plan. As of the date of the 2017 annual meeting, a total of 9,197,021 shares were subject to awards then outstanding under the 2013 Plan. The number of shares subject to awards then outstanding under the 2013 Plan as of the date of the 2017 annual meeting that expire, are cancelled or otherwise terminate without such shares being issued under the 2013 Plan are referred to herein as the “Transferred Shares.”

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2013 Form S-8 to register the offer of the Transferred Shares under the 2017 Plan (as such shares would no longer be issuable under the 2013 Plan). As of the date of filing of this Post-Effective Amendment No. 1 to Form S-8, a total of 19,009 shares of the Company’s common stock that were originally subject to awards granted under the 2013 Plan that expired or were cancelled or terminated after the 2017 annual meeting have become available for award grant purposes under the 2017 Plan, and an additional 9,177,175 shares of the Company’s common stock are subject to awards that remain outstanding under the 2013 Plan but may become Transferred Shares in the future. Accordingly, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2013 Plan that may become Transferred Shares available for offer under the 2017 Plan is 9,196,184 shares (which is the sum of the (i) 19,009 shares, the number of shares that were originally subject to awards granted under the 2013 Plan that expired or were cancelled or terminated after the 2017 Annual Meeting and (ii) 9,177,175 shares, the number of shares that are subject to awards that remain outstanding under the 2013 Plan but may become Transferred Shares in the future).

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8. The documents containing such information are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2017, filed with the Commission on August 29, 2017 (Commission File No. 001-08703);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 29, 2017, filed with the Commission on November 7, 2017 (Commission File No. 001-08703); and

(c)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 31, 2012 (Commission File No. 001-08703), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Michael C. Ray. Mr. Ray is the Executive Vice President, Chief Legal Officer and Secretary of the Company and is compensated by the Company as an employee. As of the date hereof, Mr. Ray owns 9,301 shares of Common Stock, 40,087 restricted stock units that are payable in an equivalent number of shares of Common Stock, 84,359 performance stock units (at the target level of performance, or, if applicable, as credited) that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 123,386 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Company’s bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. In addition to the indemnification provisions in the Company’s bylaws, the Company has entered into indemnity agreements with each director and executive officer of the Company. These indemnity agreements require that the Company indemnify each director and executive officer to the fullest extent permitted by the DGCL.

The indemnity agreements also require the Company to make prompt payment of expenses incurred by the director or executive officer in connection with any proceeding upon the request of the director or executive officer in advance of indemnification to the extent permitted by law.

The Company has a policy of directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances stated in the policy.

The above discussion of the DGCL and of the Company’s certificate of incorporation, bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation, bylaws and indemnification agreements.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Western Digital Corporation 2017 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on November 3, 2017 (Commission File No. 001-08703) and incorporated herein by this reference.)

4.2	SanDisk Corporation 2013 Incentive Plan. (Filed as Exhibit 4.1 to the Registration Statement on Form S-8 filed with the Commission on May 17, 2016 (Commission File No. 333-211420) and incorporated herein by this reference.)

4.3	Amended and Restated SanDisk 2005 Incentive Plan. (Filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed with the Commission on May 17, 2016 (Commission File No. 333-211420) and incorporated herein by this reference.)

4.4	SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan. (Filed as Exhibit 4.3 to the Registration Statement on Form S-8 filed with the Commission on May 17, 2016 (Commission File No. 333-211420) and incorporated herein by this reference.)

4.5	Fusion-io Inc. 2011 Equity Incentive Plan. (Filed as Exhibit 4.4 to the Registration Statement on Form S-8 filed with the Commission on May 17, 2016 (Commission File No. 333-211420) and incorporated herein by this reference.)

5	Opinion of Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 7, 2017.

WESTERN DIGITAL CORPORATION

By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen D. Milligan and Michael C. Ray, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen D. Milligan Stephen D. Milligan	Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2017

/s/ Mark P. Long Mark P. Long	President WD Capital, Chief Strategy Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2017

/s/ Matthew E. Massengill Matthew E. Massengill	Chairman of the Board	November 7, 2017

/s/ Martin I. Cole Martin I. Cole	Director	November 7, 2017

/s/ Kathleen A. Cote Kathleen A. Cote	Director	November 7, 2017

/s/ Henry T. DeNero Henry T. DeNero	Director	November 7, 2017

/s/ Michael D. Lambert Michael D. Lambert	Director	November 7, 2017

/s/ Len J. Lauer Len J. Lauer	Director	November 7, 2017

/s/ Paula A. Price Paula A. Price	Director	November 7, 2017